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                                                                       EXHIBIT 5
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September 17, 1999

General Electric Capital Corporation
260 Long Ridge Road
Stamford, CT  06927

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 being filed by General Electric Capital Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $10,000,000,000 aggregate principal amount of the Company's debt securities (the "Notes"), warrants to purchase debt securities (the "Warrants"), Variable Cumulative Preferred Stock, par value $100 per share and Preferred Stock, par value $.01 per share (collectively, the "Preferred Stock"). The Notes will be issued from time to time either in whole under one or the other of two amended and restated indentures, or in part under each of such indentures, one of which is dated as of February 27, 1997 between the Company and The Chase Manhattan Bank, as successor trustee, as supplemented through the date hereof, and the other one of which is dated as of February 28, 1997 between the Company and The Chase Manhattan Bank, as successor trustee, as supplemented through the date hereof (each of such indentures, as so supplemented, being herein called an "Indenture" and such indentures being collectively called the "Indentures").
The Warrants to purchase any of the Notes will be issued under one or more warrant agreements between the Company and a banking institution organized under the laws of the United States or one of the states thereof, as Warrant Agent (each a "Warrant Agreement"). The Preferred Stock will be issued in series through underwriters pursuant to one or more underwriting agreements (the "Underwriting Agreement").

In my opinion, when

     a. the issuance of the Notes and approval of the final terms thereof have been duly authorized
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          by appropriate corporate action and the Notes have been duly executed, authenticated and delivered against payment therefor,

     b. the issuance of the Warrants and approval of the final terms thereof have been duly authorized by appropriate corporate action and the Warrants have been duly executed, countersigned and delivered against payment therefor, and

     c. the related Warrant Agreement or Warrant Agreements, as the case may be, under which the Warrants are to be issued have been duly authorized, executed and delivered,

     d. further action by the Board of Directors or a duly authorized committee thereof, establishing the designation of, and certain other particular terms of, the Preferred Stock of any series and approving the Certificate of Amendment to the Organization Certificate relating to such series, has been taken,

     e. such Certificate of Amendment has been duly filed by the Superintendent of Banks of the State of New York, and

     f. the issuance, delivery and payment for the Preferred Stock of such series in the manner contemplated in the relevant Underwriting Agreement;

(i) subject to the final terms of the Notes being in compliance with then applicable law, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Indenture or Indentures, as the case may be, pursuant to which such Notes were issued, (ii) the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Warrant Agreement or Warrant Agreements, as the case may be, pursuant to which such Warrants were issued, and
(iii) the shares of Preferred Stock have been duly authorized by appropriate corporate action and the shares of Preferred Stock of such series will be validly issued, fully paid and non assessable, except in each case as the enforceability
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thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to myself under the caption "Legal Opinions" in the Registration Statement.

Very truly yours,

/s/ Glenn J. Goggins

Glenn J. Goggins

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